Exhibit 10.17

LICENSE AGREEMENT

#16076-WOZ

This License Agreement, effective as of the 31st day of October, 2006 (“Effective Date”), is by and between the “Licensor”, who is identified in Paragraph A below; and the “Licensee” who is identified in Paragraph B below, and comprises: (1) the provisions stated in the following Paragraphs A - L; and (2) the Standard Provisions attached as Exhibit A. Licensor and Licensee may be referred to individually as “Party” or collectively as the “Parties” herein.

A.	LICENSOR:	WARNER BROS. CONSUMER PRODUCTS INC. 4000 Warner Boulevard Burbank, California 91522-1182 Tax ID #81-0597227

B.	LICENSEE:	WMS GAMING INC. 800 South Northpoint Boulevard Waukegan, IL 60085

C.	LICENSED
PROPERTY:

The character names, costumes, environmental settings, plot elements, artwork, logos and other elements depicted in the 1939 release of the theatrical motion picture entitled “THE WIZARD OF OZ”, including all copyrights and trademarks relating thereto; provided, however, that the above release date of the theatrical motion picture is for identification purposes only and shall not be included or referred to on or in connection with the Licensed Products or any of Licensee’s activities pursuant to this Agreement. Licensed Property shall also include the likenesses in character (including as animated images) of Judy Garland as Dorothy, Jack Haley as Tin Man, Ray Bolger as Scarecrow, Bert Lahr as Cowardly Lion, Billie Burke-Ziegfield as Glinda the Good Witch, Margaret Hamilton as the Wicked Witch of the West and as Miss Gulch and Frank Morgan as the Wizard and as the Emerald City Doorman, the speaking (non-singing) voice of Judy Garland as Dorothy, Billie Burke-Ziegfield as Glinda the Good Witch and Frank Morgan as the Wizard of Oz and as the Emerald City Doorman, and the use of a sound-alike of the speaking (non-singing) voice of Margaret Hamilton as the Wicked Witch of the West. Film clips and stills from the 1939 “THE WIZARD OF OZ” motion picture (“Clips and Stills”), excluding all voices, likenesses, and music therein unless specifically listed above, shall also be considered part of the Licensed Property.

Specifically excluded from the Licensed Property are, all rights in, to or associated with the following elements and unless otherwise specifically provided in writing by Licensor and then only to the extent of Licensor’s merchandising rights therein: (i) any television or theatrical motion picture (other than the 1939 motion picture as stated above), television series, movie-of-the-week, television special, television pilot, direct-to-video production, online series, stage show (or other live production), novel, comic book or other publication, or any other media representation derived from the Licensed Property, or from which the Licensed Property was derived, that are not specifically identified as Licensed Property hereunder; (ii) any previously or subsequently produced versions of the Licensed Property (including, without limitation, any prequels, sequels or spin-offs of the Licensed Property or any multi-media combination that includes any element(s) of the Licensed Property); (iii) any other version(s) of the Licensed Property that are not specifically identified as Licensed Property (e.g., any infant, toddler or other age-differentiated versions of the Licensed Property that are not specifically identified as Licensed Property); (iv) any guest stars depicted in connection with the Licensed Property that are not principally associated with the Licensed Property; (v) film clips, stills, animation clips, sound bites, music or other audio clips, provided that Clips and Stills shall be included in the License Grant as specified above; (vi) other than as specified above, the names, likenesses, autographs, signatures, visual representations, audio recordings or voices (the “Names and Likenesses”) of actor(s), author(s), creator(s), director(s) and/or other individuals represented in, or otherwise attached to or connected with, the Licensed Property; (vii) elements of or related to the Licensed Property that are not owned or controlled by Licensor; and (viii) any other properties, characters or elements specifically excluded from Licensed Property elsewhere in this Agreement. If Licensee wishes to obtain rights to use any such elements or properties, Licensee must either procure a written representation of rights and permission from Licensor or separately procure the necessary rights from third parties and any rights clearance or related fees arising therefrom will be at Licensee’s sole expense. To the extent that Licensor approves in writing the use of any such elements not owned or controlled by Licensor (“Other Approved Elements”), the same shall be included in the License Grant. Licensee will not, in any manner, use any property or properties owned or controlled by Licensor not included as Licensed Property under this Agreement (except as may be authorized prior to such use pursuant to any separate, written agreement(s) between the Parties hereto).

D.	LICENSED
PRODUCTS:

Gaming devices that generate and/or display wager outcomes, including without limitation, slot machines (including Class II and Class III), video lottery terminals, poker machines, server based gaming, handheld mobile gaming devices that generate and/or display wager outcomes, hardware incorporating displays, Conversion Kits (as defined in Section 1 of the Standard Provisions), ancillary products associated with gaming devices, including, without limitation, chairs, and Internet and interactive gaming devices, all to the extent incorporating Licensed Property. Specifically excluding Pachinko.

E.	LICENSED
	TERRITORY:	Worldwide.

F.	LICENSED TERM:

INITIAL TERM:

Unless earlier terminated in accordance with the provisions hereof, the license granted to Licensee commences on the Effective Date and continues until five (5) years after Introduction (as defined in Section 1 of the Standard Provisions). Introduction shall occur no later than December 31, 2007.

OPTION
TERMS:

If this License Agreement is not terminated prior to the expiration of the Initial Term, Licensee may elect to extend the term of this License Agreement for three (3) additional one (1) year option terms, upon Licensee’s written notice to Licensor of its intent to extend the Licensed Term no later than [*] prior to the end of the Initial Term, and, as applicable, no later than [*] prior to the end of each option term.

G.	ROYALTIES:
ADVANCE:

Licensee shall pay Licensor a total of [*] as a fully recoupable advance against royalties from the exploitation of Licensed Products during the Initial Term. Licensee shall pay [*] of the Advance within [*] of the Effective Date of the License Agreement, [*] within [*] of Introduction, but no later than [*], [*] within [*] of the first anniversary of Introduction, but no later than [*], and [*]

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

[*] within [*] of the second anniversary of Introduction, but no later than [*].

The Advance shall be allocated by geographic region as follows:

[*]

It is understood and agreed that royalties accrued hereunder in any geographic region shall not offset the Guaranteed Consideration allocation in any other geographic region (i.e., the Guaranteed Consideration shall not be cross-collateralized across regions).

For each Option Term Licensee elects to exercise, Licensee shall pay Licensor [*] as a fully recoupable advance against royalties from the exploitation of the Licensed Products during such Option Term (the “Option Advance”), payable in full within [*] of Licensee’s election to exercise such Option Term.

The Option Advance shall be allocated by geographic region as follows:

[*]

It is understood and agreed that royalties accrued hereunder in any geographic region shall not offset the Guaranteed Consideration allocation in any other geographic region (i.e., the Guaranteed Consideration shall not be cross-collateralized across regions).

In the event any earned royalties accrued and paid to Licensor under this License Agreement exceed the Advance payments set forth above, Licensee may reduce the total amount of any Advance payment that becomes due by an amount equal to the earned royalties previously paid, applying such reduction as a credit against such Advances as they become due thereafter.

SALE:	For each Licensed Product sold by Licensee that is not a Conversion Kit, Licensee shall accrue a one-time royalty of [*] for Licensed Products [*], and [*] for Licensed Products [*].

*Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Only sold Licensed Products that are not Conversion Kits count towards these unit totals.

For each Conversion Kit sold by Licensee, Licensee shall accrue a one-time royalty of [*] for Conversion Kits [*], and [*] for Conversion Kits [*]. Only sold Conversion Kits count towards these unit totals.

Such incremental royalty increases apply only to the number of Licensed Products that is greater than the number of Licensed Products in the specified lower range, while the number of Licensed Products in the specified lower range remains subject to the lower royalty payment rate. For example, if [*] Conversion Kits were sold, Licensee would pay [*].

RECURRING
REVENUE
(PARTICIPATION
OR LEASE):

For each Licensed Product placed with a customer of Licensee whereby Licensee receives ongoing payments from the operation thereof, Licensee shall accrue a royalty of [*] per day in operation for consumer use for Licensed Products [*], [*] per day in operation for consumer use for Licensed Products [*], [*] per day in operation for consumer use for Licensed Products [*], and [*] per day in operation for consumer use for Licensed Products [*].

For each of the royalty models set forth in this Paragraph G, if a Licensed Product includes multiples games, then the applicable royalty rate shall be reduced by multiplying it by the ratio obtained by dividing the number of games in such Licensed Product that incorporate Licensed Property by the total number of games in such Licensed Product.

The Parties agree to negotiate in good faith royalty rates and/or royalty structures in the event that Licensee is able to place Licensed Products by means of server-based or downloadable gaming systems.

H.	CONFIDENTIAL INFORMATION:

Each Party shall keep in confidence and not disclose to any third party, without the written permission of the other, the terms of this Agreement and any proprietary information of the other made known to it, provided that each may disclose this Agreement and such information to its affiliates and Licensee may disclose to its sublicensees, on the condition that such affiliates and sublicensees also agree to keep such information confidential as set forth herein.

*Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

This requirement of confidentiality shall not apply to information that is (a) in the public domain through no wrongful act of the receiving Party; (b) rightfully received by the receiving Party from a third party who is not bound by a restriction of nondisclosure; (c) already in the receiving Party’s possession without restriction as to disclosure, or (d) is required to be disclosed by rules and regulations of government agencies or judicial bodies. Notwithstanding the foregoing, each of the Parties may make incidental references to this Agreement in connection with personal publicity for a Party, provided, however, that the initial announcement of this Agreement shall be mutually agreed upon between the Parties and made prior to any incidental references by any Party.

I.	REGULATORY COMPLIANCE:

Licensee and Licensor will cooperate in good faith and use their best efforts to comply with the requirements of all applicable gaming laws and gaming authorities having jurisdiction over Licensee and the exploitation of the Licensed Products (each a “Gaming Authority”). If a Gaming Authority prohibits or restricts the taking of any action, including the payment of monies, which prohibition or restriction frustrates the purpose of this Agreement, the Parties will in good faith attempt to modify or amend this Agreement, or take other appropriate action, to obtain the approval of such Gaming Authority to permit payment by Licensee of the amounts due Licensor hereunder. If Licensee is prevented from paying Licensor royalty payments by a Gaming Authority, Licensee shall not be considered to be in breach of this Agreement so long as Licensee deposits such royalty payments into an escrow account established with a mutually agreeable escrow agent for the benefit of Licensor until payment is authorized by such Gaming Authority of otherwise distributed pursuant to an order of a court of competent jurisdiction. The funds deposited into the escrow account shall be invested as directed by Licensor.

Upon request by Licensee, Licensor shall promptly provide all information reasonably requested by the Compliance Committee of WMS Industries Inc. (the “Compliance Committee”), with respect to Licensor (including Licensor’s officers, directors, and controlling shareholders) financial condition, litigation, indictments, criminal proceedings, and the like in which they are or may have been involved, if any, in order for the Compliance Committee to determine that no such information would disclose any fact which would jeopardize, in any manner, any gaming licenses or permits held by Licensee and/or its affiliates with any gaming commission, board or similar regulatory agency (“Gaming Commission”). Licensee acknowledges that Licensor has provided the information requested and that at the time of execution of this Agreement the Compliance Committee has found no facts that would jeopardize Licensee’s gaming licenses. In the future, if any new information is either provided by Licensor or is obtained as a result of the Compliance Committee’s own investigation, which discloses facts concerning Licensor which could, in the sole opinion of the Compliance Committee, jeopardize the obtaining of such gaming licenses or permits or the maintaining of such gaming licenses or permits with any Gaming Commission or if at any time a Gaming Commission disapproves of the relationship with Licensor under this Agreement, Licensee shall have the right upon written notice to Licensor to terminate this Agreement, in which case, Licensee will have no further affirmative obligations to Licensor, other than to give Licensor reasonable access to the information disclosed to the Compliance Committee or to the disapproval notice of the Gaming Commission.

In the event Licensee determines that theme approval of the Licensed Property may be required by any gaming licensing authority having jurisdiction over Licensee (including without limitation, Section 14 of the regulations promulgated under the Nevada Gaming Control Act), Licensor shall cooperate within reason with Licensee in seeking theme approval, including but not limited to assisting in preparation for any and all public hearings with gaming licensing authorities regarding theme approval of the Licensed Property (with Licensee being responsible for reimbursement of any Licensor out-of-pocket costs) and considering in good faith any requests to appear at and participate in any such public hearing. In the event that prior to the initial installation of a Gaming Device (other than a Trial Period) theme approval is denied by such licensing authority or Licensee determines in its reasonable discretion that such approval is not capable of being obtained, any royalty advances previously paid by Licensee shall be refunded by Licensor and this Agreement shall be terminated without any further liability of Licensee or Licensor.

J.	FORM OF
COPYRIGHT AND
TRADEMARK
	NOTICES:	THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s06)

K.	LICENSE
GRANT:

Subject to the terms of this Agreement, Licensor hereby grants and Licensee hereby accepts for the Licensed Term and in the Licensed Territory, the exclusive license to use, reproduce, prepare derivative works, distribute copies, perform, including without limitation by means of digital transmission, display, and emulate (collectively “Utilize”) the Licensed Property, Clips and Stills and

Other Approved Elements on and in connection with the design, development, manufacture, marketing, advertisement, promotion, distribution, sale, and other exploitation of the Licensed Products.

Licensor agrees that it shall not grant any other license to Utilize the Licensed Property on and in connection with the design, development, manufacture, marketing, advertisement, promotion, distribution, sale and other exploitation of Licensed Products during the Licensed Term.

L.	STANDARD PROVISIONS:	The Standard Provisions (attached as Exhibit A) are incorporated herein by reference.

IN WITNESS WHEREOF, Licensor and Licensee have, through their duly authorized officers, executed this License Agreement as of the Effective Date.

LICENSOR:    WARNER BROS. CONSUMER PRODUCTS INC.

By	/s/ Ana M. de Castro
Ana M. de Castro, Vice President Business & Legal Affairs

LICENSEE: WMS GAMING INC.

By	/s/ Robert D. Bone
Its	Vice President Marketing

EXHIBIT A

THE STANDARD PROVISIONS FOR THE LICENSE AGREEMENT

The following Standard Provisions shall be deemed fully incorporated in the License Agreement to which this Exhibit A is attached, and these Standard Provisions and the License Agreement shall hereinafter be collectively referred to as the “Agreement.” All terms and conditions included in these Standard Provisions shall, unless expressly provided to the contrary herein, have the same meanings as set forth in the License Agreement. Unless expressly provided to the contrary herein, to the extent that any of these Standard Provisions conflict with any provision of the License Agreement, the License Agreement shall control.

1)	Definitions.

a)

“Affiliate” means, as to a particular Party, an entity or person that is controlled by, controls, or is under common control with, such Party. The term “control” (or the like) shall mean the power to elect a majority of the board of directors or other governing group of an entity or the power to direct management of such Party, whether, in each case, through the ownership of voting securities, by contract, or otherwise.

b)

“Conversion Kit” means a Licensed Product consisting of artwork and software incorporating Licensed Property, and may include an electromechanical display unit (as such term is understood in the United States gaming industry), which is distributed by Licensee to its customers who have previously purchased a gaming device from Licensee and enables Licensee to change the game on such gaming device to another game incorporating Licensed Property. A Conversion Kit shall not include the base gaming device cabinetry, hardware, or operating system software.

c)	“$” or “dollar” means United States dollars.

d)	“Introduction” means placement for consumer play of the first Licensed Product that is a gaming device.

e)	“Licensee” means WMS Gaming Inc. and any and all Affiliates of WMS Gaming Inc.

f)	“Licensor” means Warner Bros. Consumer Products Inc. and any and all Affiliates of Warner Bros. Consumer Products Inc.

LICENSE AGREEMENT

STANDARD TERMS AND CONDITIONS

SECTION A. QUALITY CONTROLS AND APPROVAL PROCEDURES RELATIVE TO LICENSED PRODUCTS AND ADVERTISING MATERIALS.

A(1) Warranty of Quality. The Licensee warrants that the Licensed Products will be of good quality in design, material, and workmanship and suitable for their intended purpose; that no injurious, deleterious, or toxic substances will be used in or on the Licensed Products; that the Licensed Products will not cause harm when used as instructed and with ordinary care for their intended purpose; and that the Licensed Products will be manufactured, sold, and distributed in strict compliance with all applicable laws and regulations.

A(2) Approval Procedures for Licensed Products and Advertising Materials; Approval Standards; Time for Approval by Licensor.

(a) General. The Licensee shall comply with all reasonable procedures which Licensor may from time to time adopt regarding its approval of Licensed Products and advertising materials which the Licensee proposes to manufacture, sell, or use under this Agreement. These approval procedures shall be implemented using prescribed forms including cyber brand assurance incorporating Licensor’s basic approval requirements and procedures which-shall be provided to Licensee by Licensor upon execution of this Agreement. The Licensee agrees to retain in its files all materials relating to approvals while this Agreement remains in effect and for one (1) year thereafter.

(b) Approval Standards. Licensor shall have the right to disapprove any materials submitted in its sole discretion.

(c) Time for Approval. Licensor agrees to use commercially reasonable efforts to notify the Licensee in writing of approval or disapproval by Licensor of any materials submitted to it pursuant to the procedures set forth in Exhibit A within [*] business days after Licensor’s receipt of such materials, and agrees, in the case of a disapproval, to notify the Licensee in writing of the reasons for disapproval. Licensor’s failure to respond within such [*]-business-day period shall be deemed disapproval of the submission in question. If after [*] business days Licensee has not had any response with respect to a submitted material for approval, Licensee may provide written notice to Licensor advising that it has not received a response with respect to the material submitted for approval. If within [*] business days after Licensee sends such notice, Licensor fails to respond to the approval request, the material submitted for approval shall be deemed approved.

A(3) Maintenance of Quality of Licensed Products; Inspection of Production Facilities. The Licensee agrees to maintain the quality of each Licensed Product manufactured under this Agreement up to the specifications and quality of such Licensed Product approved by Licensor under Section A(2), and agrees not to change the Licensed Products in any respect or to make any change in the artwork for the approved Licensed Product without first submitting to Licensor materials showing such proposed changes and obtaining written approval of such- submitted changes by Licensor. From time to time after it has commenced manufacturing the Licensed Products, the Licensee, shall furnish free of charge to Licensor a reasonable number of random materials depicting the Licensed Product Also, the Licensee shall furnish to Licensor for its approval the names and addresses of the production facilities used by the Licensee for manufacturing the Licensed Products

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

and shall make arrangements for Licensor to inspect such production facilities during reasonable business hours.

A(4) Miscellaneous.

(a) Artwork for Licensed Products. With the exception of style guides provided by Licensor to Licensee, if the Licensee requests Licensor to furnish it with any other artwork, the Licensee agrees to reimburse Licensor for its costs of supplying such artwork to the Licensee.

(b) Transactions with Other Licensees. The Licensee shall not, without Licensor’s prior written consent, (i) sell or deliver to another Licensor licensee the films or other devices used by the Licensee to produce the Licensed Products; or (ii) print or otherwise produce any items using the Licensed Property for another Licensor licensee.

SECTION B. EFFORTS TO SELL THE LICENSED

PRODUCTS; FORM OF SALE.

B(l) Manufacture and Sale of Licensed Products. The Licensee agrees to exercise reasonable efforts to advertise and promote the Licensed Products at its own expense and to use commercially reasonable efforts to sell or place the Licensed Products in the Territory. The Parties recognize that consumer acceptance of the Licensed Products (as determined by Licensee’s customers and legal restrictions in applicable jurisdictions) will ultimately determine the quantity and method of Licensed Products distributed hereunder. Licensee has not made and does not hereby make any representation or warranty with respect to the quantity of placements (if any) of Licensed Products that Licensee may place. Licensor recognizes and acknowledges that the placement and other exploitation of the Licensed Products is speculative and agrees that Licensee’s judgment with regard to the placement and other exploitation of any of the Licensed Products shall be binding and conclusive upon Licensor. Licensor warrants and agrees that it will not make any claim, nor shall any liability be imposed upon Licensee based upon any contention that more placements could have been made or that better business could have been done than what was actually made or done by Licensee or that better prices, revenues or terms could have been obtained provided that Licensee diligently pursues placements of Licensed Products throughout the Licensed Term.

B(2) Good Faith Effort to Exploit Rights. If within those time periods set forth in Paragraph 6 of this Agreement, Licensee has failed to submit marketing plans as required, Licensor shall send written notice of such breach to Licensee and Licensee shall have the opportunity to cure such breach in accordance with Section K(2) hereof.

B(3) Form of Sale. The Licensed Products shall be sold to the public or placed into operation through· lease or on a revenue sharing basis only in the manner in which merchandise Licensed Products of the same general description are customarily merchandised to the public. The Licensee shall not use or sell the Licensed Products as premiums, or distribute the Licensed Products to parties which the Licensee has reason to believe intend to use or sell the Licensed Products as premiums. Use or sale of the Licensed Products as “premiums,” for purposes of the foregoing provisions, shall mean use or sale of the Licensed Products in connection with the following kinds of promotional activities: self-liquidator programs; joint merchandising programs; giveaways; sales incentive programs; door openers; traffic builders; and any other kinds of promotional programs designed to promote the sale of the

Licensed Products or other goods or services of the Licensee or a third party.

SECTION C. ROYALTIES; STATEMENTS.

C(l) Basis for Computation of Royalties.

(a) All royalties due to Licensor shall accrue upon the receipt of payment from Licensee’s customer. For purposes of this Agreement, an Licensed Product shall be considered “sold” as of the date on which such Licensed Product is paid for. If any Licensed Products are consigned to a distributor by the Licensee, the Licensed Products shall be considered “sold” by the Licensee as of the date on which such distributor receives payment for any of the Licensed Products,. A Licensed Product shall be considered “placed” each day that such Licensed Product is operating on Licensee’s customer’s floor.

(b) Any returns of Licensed Products sold due to defect or other cause, where Licensee refunds the sales price, shall be credited against royalties due to Licensor.

(c) The Parties acknowledge and agree that it is customary in the gaming industry for gaming devices to be placed on a trial basis in order for: (i) a customer to have, for a limited period, the right to return gaming devices and unwind the transaction without any compensation to Licensee; (ii) Licensee to conduct, for a limited period, a regulatory field trial at the request of a regulatory agency; or (iii) Licensee to conduct, for a limited period, consumer focus group testing and/or field trials (any one of such actions constituting a “Trial Period”). No royalties shall accrue on a Licensed Product while it is placed on a Trial Period. Royalties shall only begin to accrue on such a Licensed Product after its Trial Period (including any extensions thereof) has terminated and such Licensed Product has been converted into a sale or lease placement, unless the Trial Period exceeds [*], in which case, such royalty shall begin to accrue at the end of such [*] period.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

C(2) Time of Payment; Time for Filing Royalty Statements. The Licensee shall pay all royalties owing to Licensor under this Agreement for any calendar quarter within thirty (30) days following the end of the calendar quarter in question. All royalty statements required to be submitted by the Licensee shall be submitted no later than thirty (30) days following the end of the calendar quarter to which they relate and shall accompany the royalty payments made to Licensor.

C(3) Deductions; Taxes.

(a) There shall be no deduction from the royalties owed to Licensor for uncollectible accounts or other expenses of any kind which may be incurred or paid by the Licensee in connection with: (i) royalty payments due Licensor; (ii) the manufacture, sale, distribution, or advertising of the Licensed Products in the Licensed Territory; or (iii) the transfer of funds or royalties or the conversion of any currency into U.S. dollars. It shall be the Licensee’s sole responsibility at its expense to obtain the approval of any governmental authorities; to take whatever steps may be required to effect the payment of funds to Licensor; to minimize or eliminate the incidence of taxes, fees, or assessments which may be imposed; to enable it to commence or continue doing business in any country; and to comply in any and all respects with all applicable laws and regulations.

(b) Notwithstanding the provisions of the preceding Section C(3)(a), if (i) any country imposes a withholding tax against Licensor, as Licensor, with respect to the royalties payable to Licensor by the Licensee on sales of the Licensed Products in such country, (ii) such tax is paid by the Licensee on behalf of Licensor, and (iii) such tax is an income tax as to which a foreign tax credit is allowable to Licensor under Section 901 of the Internal Revenue Code of 1986, as amended, the Licensee may deduct the amount of such withholding tax from the royalties paid to Licensor under this Agreement on the condition that the Licensee furnishes to

Licensor all information and documentation required by Licensor to enable Licensor to obtain a foreign tax credit on its U.S. income tax return with respect to such withholding tax payment by the Licensee.

C(4) Royalty Statements. The Licensee shall furnish to Licensor, at the same time it makes payment of royalties, an accurate, full and complete statement, certified by a duly authorized representative of Licensee to be true and accurate, showing the number of each type of Licensed Product sold or if placed on a lease or revenue sharing basis the number of Licensed Products in operation during the calendar quarter in question, the total royalty for each such Licensed Product, an itemization of all allowable deductions, if any, the Net Sales Price for each Licensed Product sold, the amount of royalties due with respect to such sales, the quantities of each Licensed Product on hand as of the end of such quarter, together with such other pertinent information as Licensor may reasonably request from time to time. There shall be a breakdown of sales of Licensed Products by country, and all figures and monetary amounts shall first be stated in the currency in which the pertinent sales were actually made. If several currencies are involved in any reporting category, that category shall be broken down by each such currency. Next to each currency amount shall be set forth the equivalent amount stated in U.S. dollars, and the rate of exchange used in making the required conversion calculation. The rate of exchange shall be the actual rate of exchange obtained by the Licensee on the due date of payment as published in the Wall Street Journal.

C(5) Royalty Adjustments. The receipt or acceptance by Licensor of any royalty statements furnished pursuant to this Agreement, or the receipt or acceptance of any royalty payments made, shall not preclude Licensor from questioning their accuracy at any time within [*] after the Term hereof. If any inconsistencies or mistakes are discovered in such statements or payments, appropriate adjustments shall be made immediately by the Parties. The Licensee shall pay Licensor interest on a late royalty payment at an annual rate of the lower of [*] over the prevailing prime interest rate in effect at Los Angeles, California, U.S.A., or the highest rate allowable by law, on the date on which such late royalty payment should have been received by Licensor. In the event that Licensee has overpaid royalties to Licensor, and such overpayment is discovered during an audit by Licensor or otherwise, Licensor agrees to discuss in good faith with Licensee an appropriate accommodation to Licensee, such as, extending credit to Licensee in the amount of the overpayment.

SECTION D. BOOKS OF ACCOUNT AND OTHER RECORDS- AUDITS.

D(l) Retention of Records. While this Agreement remains in effect and for [*] thereafter, the Licensee shall keep full and accurate books of account and copies of all documents and other material relating to this Agreement at the Licensee’s principal office. Upon [*] prior written notice to Licensee, Licensor itself or by an independent certified public accountant designated and paid for by Licensor, shall have the right to audit such books, documents, and other material, and shall have access thereto during ordinary business hours for the sole purpose of determining the accuracy of any payments made and reports given by Licensee and shall

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

have the right to make copies. Such inspections may not be made more than once per calendar year during the Licensed Term. At Licensor’s request, the Licensee shall provide an authorized employee to assist in the examination of the Licensee’s records.

D(2) Audits by Licensor If any audit of the Licensee’s books and records reveals that the Licensee has failed properly to account for and pay royalties owing to Licensor, and the amount of any royalties which the Licensee has failed properly to account for and pay for any quarterly accounting period exceeds, by [*] or more, the royalties actually accounted for and paid to Licensor for such period, the Licensee shall, in addition to paying Licensor such past due royalties, pay for the reasonable costs and expenses of the audit together with interest on the overdue royalty amount at an annual rate of the lower of [*] over the prevailing prime interest rate in effect at Los Angeles, California, U.S.A., or the highest rate allowable by law, on the date on which such overdue royalty amount should have been paid to Licensor.

SECTION E. TRADEMARK PROTECTION.

E(l) Trademark Uses Inure to Licensor’s Benefit. All trademark uses of the Licensed Property trademarks by the Licensee shall inure to the benefit of Licensor, which shall own all trademarks and trademark rights created by such uses. The Licensee hereby assigns and transfers to Licensor all trademarks and trademark rights created by such uses of the Licensed Property trademarks, together with the goodwill of the business in connection with which such trademarks are used. Licensee agrees not to attempt to obtain rights or assert rights in the Licensed Property trademarks or challenge Licensor’s rights in the Licensed Property trademarks or assist others to obtain rights or challenge Licensor’s rights in the Licensed Property Trademarks.

E(2) Trademark Registrations. Licensor shall have the right, but not the obligation, to file in the appropriate offices of countries of the Licensed Territory trademark or design applications relating to the use or proposed use by the Licensee of any of the Licensed Property trademarks in connection with the Licensed Products, such filings to be made in the name of Licensor or in the name of any third party selected by Licensor.

E(3) Records Relative to Trademark Uses. The Licensee shall keep appropriate records (including copies of pertinent invoices and correspondence) relating to the dates when each of the Licensed Products is first or sold or placed into operation through lease or on a revenue sharing basis in each country of the Territory, and the dates of first use in each country of each different Trademark on the Licensed Products and advertising materials and evidencing the type and nature of each such use. At Licensor’s request, the Licensee shall supply Licensor with samples of the trademark usages in question and other information which will enable Licensor to complete and obtain trademark or design applications or registrations, or to evaluate or oppose any trademark or design applications, registrations, or uses of third parties.

E(4) Registered User Laws. As to those countries which require applications to register the Licensee as a registered user of a Licensed Property trademark or trademarks used on or in connection with the Licensed Products or which require the recordation of this Agreement, the Licensee agrees to execute and deliver to Licensor such documents as may be necessary and as are furnished by Licensor for such purposes.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

E(5) Trademark Notices. The Licensee agrees to affix to the Licensed Products and to the advertising materials such trademark and design notices as may be specified by Licensor. When one of the Trademarks is used as a trademark for any Licensed Product, the name shall be properly used as a trademark in a larger or bolder type than the Licensed Product, and shall not be used as the generic name of the Licensed Product.

E(6) On-Going Obligation. Licensee’s obligations under this section shall be ongoing and shall survive the termination of this Agreement for any reason.

SECTION F. COPYRIGHT PROVISIONS.

F(l) Copyright Notices. The authorization of Licensor to the Licensee to make public distribution of the Licensed Products and advertising materials is expressly conditioned upon the following agreement of the Licensee. The Licensee agrees to place on all Licensed Products and on all advertising materials the copyright notice or notices in the name of Licensor specified in writing by Licensor.

F(2) Affixation of Notice; Name of Copyright Proprietor. The Licensee acknowledges that proper copyright notices must be permanently affixed to all Licensed Products and advertising materials and to any separate portions of Licensed Products or advertising materials which contain the Licensed Property and which are intended to be used separately by the purchaser or ultimate user. The Licensee agrees that it will not, without Licensor’s prior written consent, affix to the Licensed Products or the advertising materials a copyright notice in its name or the name of any person, firm, or corporation other than Licensor. Licensor hereby consents to the use of Licensee’s copyright notice on the Licensed Products and advertising materials that it customarily uses with all of Licensed Products.

F(3) Assignment by Licensee. The Licensee sells, assigns, and transfers to Licensor its entire worldwide right, title, and interest in and to all derivative works (as such term is defined in present or future U.S. copyright statutes) heretofore or hereafter created using the Licensed Property, including, but not limited to, the copyrights and renewal copyrights thereon. To the fullest extent possible Licensee agrees that any such derivative works shall be created as “works for hire” for Licensor. Notwithstanding the foregoing, if entities who are not employees of the Licensee living in the U.S. make or who have made any contribution to the creation of a derivative work, so that such entities might be deemed to be “authors” of the same as that term is used in present or future U.S. copyright statutes, the Licensee agrees to obtain from such entities a comparable full assignment of rights so that the foregoing assignment by the Licensee vests in Licensor full rights in the derivative work, free of any claims, interests, or rights of other parties. The Licensee agrees not to permit any of its employees to obtain or reserve by oral or written employment agreements any rights as “authors” of such derivative works. At Licensor’s request, the Licensee agrees to furnish Licensor with full information concerning the creation of derivative works and with copies of assignments of rights obtained from other entities. Notwithstanding any provision to the contrary, to the extent not consisting or derivative of the Licensed Property, Licensee shall be entitled to all intellectual property and proprietary rights in the Licensed Products including, but not limited to, copyrights, in and to any and all code, routines, tools, algorithms, activities and other functional features therein.

SECTION G. WARRANTIES AND

REPRESENTATIONS;

INDEMNIFICATIONS; PRODUCT

LIABILITY INSURANCE.

G(l) Licensee’s Warranties and Representations. The Licensee hereby warrants and represents that:

(a) This Agreement has been duly authorized, executed and delivered by Licensee;

(b) Licensee has the full power and authority to enter into this Agreement and to perform its obligation hereunder;

(c) This Agreement constitutes the valid and binding obligation of Licensee, enforceable in accordance with its terms;

(d) The making of this Agreement by Licensee does not violate any agreement, right or obligation existing between Licensee and any other person, firm or corporation;

(e) The Licensed Products and the manufacture, advertisement, distribution, sale and other exploitation thereof hereunder will not infringe upon or violate any rights of any third party of any nature whatsoever; provided that the foregoing shall not refer to any cause of action, allegation or claim of infringement or violation of any third party’s rights based upon the Property except to the extent due to Licensee’s breach of the terms hereof.

G(2) Licensee’s Indemnification. The Licensee agrees to indemnify, defend and hold Licensor harmless from any and all claims (and liabilities, judgments, penalties, losses, costs, damages, and expenses resulting therefrom, including reasonable attorneys’ fees, but excluding lost profits) made by third parties against Licensor arising by reason of or in connection with (i) any breach or alleged breach by Licensee of any provision of this Agreement; (ii) any negligent or willful acts or omissions of Licensee; or any other act under or in violation of this Agreement by the Licensee, its subsidiaries, manufacturers, distributors, or the employees or agents of any of the foregoing or of the Licensee, including, but not limited to, the manufacture, distribution, exploitation, advertising, sale, or use of the Licensed Products or any of them, but excluding any claims based solely on the use of the Licensed Property by the Licensee in strict accordance with the terms of this Agreement.

G(3) Licensor’s Warranties and Representations. Licensor hereby warrants and represents that:

(a) It owns and/or controls all rights necessary for the performance of its obligations under this Agreement;

(b) This Agreement has been duly authorized, executed and delivered by Licensor;

(c) It has the full power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) This Agreement constitutes the valid and binding obligation of Licensor, enforceable in accordance with its terms;

(e) The making of this Agreement by Licensor does not violate any agreement, right or obligation existing between Licensor and any other person, firm or corporation;

(f) Licensee’s use of the Licensed Property licensed by Licensor hereunder will not infringe upon or violate any rights of any third party of any nature whatsoever; provided that such use is in strict accordance with the terms of this Agreement.

G(4) Licensor’s Indemnification. Licensor agrees to indemnify, defend and hold the Licensee harmless from any and all claims (and liabilities, judgments, penalties, losses, costs, damages, and expenses resulting therefrom, including reasonable attorneys’ fees, but excluding lost profits) made by third parties against the Licensee arising by reason of or in connection with (i) any breach or alleged breach by Licensor of any provision of this Agreement; (ii) any negligent or willful acts or omissions of Licensor; or (iii) any assertion of rights in the Licensed Property, including the Licensed Property trademarks or the Licensed Property copyrights, and based solely upon the use of the Licensed Property, including the Licensed Property trademarks or the Licensed Property copyrights, by the Licensee in strict accordance with the terms of this Agreement.

G(5) Claims Procedures. With respect to any claims falling within the scope of the foregoing indemnifications: (a) each Party agrees promptly to notify the other of and keep the other fully advised with respect to such claims and the progress of any suits in which the other Party is not participating; (b) each Party shall have the right to assume, at its sole expense, the defense of a claim or suit made or filed against the other Party;

(c) each Party shall have the right to participate in any suit instituted against it and to approve any attorneys selected by the other Party to defend it, which approval shall not be unreasonably withheld or delayed; and (d) a Party assuming the defense of a claim or suit. against the other Party shall not settle such claim or suit without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

G(6) Product Liability Insurance. The Licensee agrees to obtain and maintain during the period of this Agreement, at its own expense, comprehensive general liability insurance

(including without limitation, coverage for bodily injury, personal injury, property damage, advertising injury, casualty loss, contractual and trademark liability and product liability) from an insurance carrier or carriers with a carried rate (accorded by Best’s Insurance Guide) of A and 10 or better, providing protection (at a minimum, in the amount of [*] per occurrence/[*] annual aggregate) applicable to any claims, liabilities, damages, costs, or expenses arising out of any defects or alleged defects in the Licensed Products. Further, Licensee agrees to obtain and maintain umbrella insurance coverage in the amount of [*] annual aggregate. Such insurance shall include coverage of Licensor and its directors, officers, agents, employees, assignees, and successors as additional insureds as their interest may appear. Within thirty (30) days after the execution of this Agreement by Licensor, the Licensee shall cause the insurance company issuing such policy to issue a certificate to Licensor confirming that such policy has been issued ,and is in full force and effect and provides coverage of Licensor as required by this Section G(6), and also confirming that before any cancellation, modification, or reduction in coverage of such policy the insurance company shall give Licensor thirty (30) days prior written notice of such proposed cancellation, modification, or reduction.

SECTION H. RESERVATION OF RIGHTS.

The Licensee agrees not to use or sell the Licensed Products as premiums, or distribute the Licensed Products to parties which the Licensee has reason to believe intend to use or sell the Licensed Products as premiums.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Further, all rights in and to the Licensed Property are retained by Licensor for its own use, except for the specific rights in the Licensed Property licensed to the Licensee under this Agreement. Licensor reserves the right to use, and to license other parties to use, the Licensed Property in the Licensed Territory for any purpose Licensor may determine, but neither Licensor nor any party licensed by Licensor shall have the right to use the Licensed Property in any manner which would conflict with the rights granted to the Licensee under this Agreement.

SECTION I. INFRINGEMENTS; CLAIMS.

I(1) Infringements. When the Licensee learns that a party is making unauthorized uses of the Licensed Property, the Licensee agrees promptly to give Licensor written notice giving full information with respect to the actions of such party. The Licensee agrees not to make any demands or claims, bring suit, effect any settlements, or take any other action against such party. The Licensee agrees to cooperate with Licensor, at no out-of pocket expense to the Licensee, in connection with any civil or criminal action taken by Licensor to prosecute infringements. Licensee’s obligation to cooperate shall survive the termination of this Agreement for any reason.

I(2) Claims. If claims are made against Licensor or the Licensee by a party asserting the ownership of rights in a name or design which is the same as or similar to one of the Licensed Property copyrights or Licensed Property trademarks, and asserting further that the use of a particular Licensed Property copyright or Licensed Property trademark by the Licensee infringes the rights of such party, or if the parties learn that another party has or claims rights in a trademark, name, or design which would or might conflict with the proposed or actual use of a Licensed Property copyright or Licensed Property trademark by the Licensee, Licensor and the Licensee agree in any such case to consult with each other on a suitable course of action. In no event shall the Licensee have the right, without the prior written consent of Licensor, to acknowledge the validity of the claim of such party, to obtain or seek a license from such party, or to take any other action which might impair the ability of Licensor to contest the claim of such party if Licensor so elects. The Licensee agrees at Licensor’s request, and at Licensor’s sole cost and expense, to make reasonable modifications requested by Licensor in the Licensee’s use of the Licensed Property copyrights or Licensed Property trademarks in question or to discontinue their use in the country of the Licensed Territory in question on the particular Licensed Products which are involved, if Licensor, in its sole discretion, reasonably exercised, determines that such action is necessary to resolve or settle the claim or suit or eliminate or reduce the threat of a claim or suit by such party. In the event that Licensor requires that Licensee discontinue use of the Licensed Property in a country in the Licensed Territory, Licensor shall reimburse to Licensee any non-recouped advance against royalties paid by Licensee for rights in the Licensed Property in such country.

SECTION J. NO SUBLICENSING OF

RIGHTS; AGREEMENTS WITH MANUFACTURERS.

J(1) Sublicensing. The Licensee shall not have the right to sublicense the rights granted to it under this Agreement without the prior written consent of Licensor. Notwithstanding the foregoing, Licensee has requested and Licensor hereby consents (subject to compliance with J(2) and J(3), except for provisions 2 and 5 of the form Manufacturers Representation Agreement referenced in J(2), which shall not apply to the following specifically listed entities) to Licensee’s use of [*].

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

J(2) Manufacturers. The Licensee shall also have the right to arrange with other parties to manufacture the Licensed Products or components of the Licensed Products for exclusive sale, use, and distribution by the Licensee. The Licensee agrees to enter into a written agreement with all such manufacturers, and agrees to incorporate into such written agreements all of the provisions, for the protection of the rights of Licensor, which are contained in the form manufacturer agreement which has been prepared by Licensor for such purpose, and which is available from Licensor. The Licensee further agrees to furnish Licensor, copies of all agreements with such manufacturers for its approval.

J(3) Enforcement of Manufacturer Agreements. The Licensee agrees strictly to enforce against its manufacturers all of the provisions which are required to be included in such agreements for the protection of Licensor, as provided in Section J(2); to advise Licensor of any violations thereof by manufacturers, and of corrective actions taken by the Licensee and the results thereof; and, at the request of Licensor, to terminate such an agreement with any manufacturer which violates any of such provisions for the protection of Licensor.

SECTION K. BREACH AND TERMINATION.

K(1) Immediate Right of Termination. Licensor shall have the right to terminate this Agreement immediately upon giving written notice to the Licensee in any of the following situations:

(a) If the Licensee makes, sells, offers for sale, or distributes or uses any Licensed Product or advertising material without having the prior written approval of Licensor, as required by Section A, or makes any use of the Licensed Property not authorized under this Agreement.

(b) If the Licensee fails to submit royalty statements or royalty payments to Licensor during the time period specified in Section C(2) and Licensee fails to cure such breach within [*] days of written notice from Licensor.

(c) If the Licensee becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any of the Licensed Products because of safety, health, or other hazards or risks to the public.

(d) If, other than under Title 11 of the United States Code, the Licensee becomes subject to any voluntary or involuntary insolvency, cession, bankruptcy, or similar proceedings, or an assignment for the benefit of creditors is made by the Licensee, or an agreement between the Licensee and its creditors generally is entered into providing for extension or composition of debt, or a receiver is appointed to administer the assets of the Licensee, or the assets of the Licensee are liquidated, or any distress, execution, or attachment is levied on such of its manufacturing or other equipment as is used in the production and distribution of the Licensed Products and remains undischarged for a period of ninety (90) days.

(e) If the Licensee breaches any of the provisions of Section J, and Licensee fails to cure such breach within [*] days of written notice from Licensor.

(f) If the Licensee breaches any of the provisions of Section L(l).

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

K(2) Curable Breaches. If either Party breaches any of the terms and provisions of this Agreement (except for Licensee’s default under Sections K(l)(b) and (e) which have a [*] day cure period) and the Party involved fails to cure the breach within [*] days, or in the event of a default that is incapable of cure within [*] the breaching Party has taken commercially reasonable steps to initiate the cure within [*] days after receiving written notice by certified or registered mail from the other Party specifying the particulars of the breach, the nondefaulting Party shall have the right to terminate this Agreement by giving written notice to the defaulting Party by registered or certified mail

K(3) Assumption and Rejection Pursuant to United States Bankruptcy Code. After any order for relief under the Bankruptcy Code is entered against the Licensee, the Licensee must assume or reject this Agreement within sixty (60) days after the order for relief is entered. If the Licensee does not assume this Agreement within such 60-day period, Licensor may, at its sole option, terminate this Agreement by giving written notice to the Licensee, without further liability on the part of Licensor.

K(4) Effect of Termination. Termination of this Agreement under the provisions of this Section K or the provisions set forth elsewhere in this Agreement shall be without prejudice to any rights or claims which Licensor may otherwise have against the Licensee. Upon the termination of this Agreement, all royalties on sales previously made shall become immediately due and payable to Licensor. Upon the termination of this Agreement under Section K(1)( d) or K(3) of this Agreement, the Licensee, its receivers, trustees, assignees, or other representatives shall have no right to sell, exploit, or in any way deal with the Licensed Products, the advertising materials, or the Licensed Property, except with the special written consent and instructions of Licensor.

K(5) Discontinuance of Use of Copyrights, Trademarks, Etc. Subject to the provisions of Section K(6), upon the expiration or earlier termination of this Agreement, the Licensee agrees immediately and permanently to discontinue manufacturing, selling, advertising, distributing, and using the Licensed Products and advertising materials; immediately and permanently to discontinue using the Licensed Property; immediately to destroy or to return to Licensor, at Licensor’s sole option and at no charge to Licensor, any molds, dies, patterns, or similar items from which the Licensed Products and advertising materials were made, where any Licensed Property copyright or Licensed Property trademark is an integral part thereof; and immediately to terminate all agreements with manufacturers, distributors, and others which relate to the manufacture, sale, distribution, and use of the Licensed Products.

K(6) Disposition of Inventory upon Expiration. Notwithstanding the provisions of Section K(5), if this Agreement expires in accordance with its terms, and is not terminated for cause by Licensor, the provisions of this Section K(6) shall apply. If the Licensee delivers to Licensor on or before the date [*] prior to the expiration of this Agreement a written inventory listing, on an product-by-product basis, all Licensed Products in the Licensee’s, or its distributors’ possession, custody, or control as of the date of such inventory, the Licensee shall have the non-exclusive right to sell any Licensed Products listed on such inventory for a period of [*] immediately following such expiration (the Sell-Off Period”), subject to the payment of royalties to Licensor on any such sales in accordance with the terms of this Agreement.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

The sell-off right granted the Licensee under this Section K(6) shall in no event apply to a quantity of any Licensed Product exceeding [*] of the Licensee’s average quarterly unit sales of such Licensed Product during the Licensed Term. At the conclusion of the Sell-Off Period, Licensee shall destroy any and all remaining Licensed Products and Licensee shall promptly deliver to Licensor a certificate of destruction evidencing the same. Expiration or termination of this Agreement for any reason shall have no effect whatsoever upon any Licensed Product in the possession of a third party (or which comes into the possession of a third party during the Sell-Off Period), provided that if title to the Licensed Product has not passed to such third party, where Licensee is leasing Licensed Products to third parties, such leases shall not continue for more than [*] after the expiration or termination of this Agreement (except where such leases are for the purposes of financing the purchase of such Licensed Products.

SECTION L. MISCELLANEOUS PROVISIONS.

L(1) Restriction on Assignments. Without the prior written consent of Licensor, which Licensor shall not unreasonably withhold, the Licensee shall not directly or indirectly assign, transfer, sublicense, or encumber any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Licensor.

L(2) Parties Not Joint Venturers. Nothing contained in this Agreement shall be construed so as to make the Parties partners or joint venturers or to permit either Party to bind the other to any agreement or purport to act on behalf of the other Party in any respect.

L(3) Modifications of Agreement; Remedies. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing, signed by both Parties. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, and a waiver by either Party of a default in one or more instances shall not be construed as a continuing waiver or as a waiver in other instances.

L(4) Invalidity of Separable Provisions. If any term or provision of this Agreement is for any reason held to be invalid, such invalidity shall not affect any other term or provision, and this Agreement shall be interpreted as if such term or provision had never been contained in this Agreement.

L(5) Notices. All notices to be given under this Agreement (which shall be in writing) shall be given at the respective addresses of the Parties as set forth in Section 12 hereof, unless notification of a change of address is given in writing. Notice shall be deemed to have been duly given on (i) delivery when personally delivered or delivered by express mail or (ii) five days after its being mailed, registered or certified mail.

L(6) Headings. The paragraph and section headings of this Agreement are inserted only for convenience and shall not be construed as a part of this Agreement.

L(7) Entire Understanding, This Agreement contains the entire understanding of the Parties with respect to its subject matter. Any and all representations or agreements by any agent or representative of either Party to the contrary shall be of no effect.

L(8) Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of [*], U.S.A., regardless of the place or places of its physical execution and performance.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

L(9) CONSTRUCTION AND DISPUTE RESOLUTION: This Agreement shall be construed in accordance with the laws of the State of [*] of the United States of America without regard to its conflicts of laws provisions. Any and all controversies, claims or disputes arising out of or related to this Agreement or the interpretation, performance or breach thereof, including, but not limited to, alleged violations of state or federal statutory or common law rights or duties, and the determination of the scope or applicability of this agreement to arbitrate (“Dispute”), except as set forth in subparagraphs (2) and (3) below, shall be resolved according to the procedures set forth in subparagraph 1, below, which shall constitute the sole dispute resolution mechanism hereunder:

(a) Arbitration: In the event that the Parties are unable to resolve any Dispute informally, then such Dispute shall be submitted to final and binding arbitration. The arbitration shall be initiated and conducted according to either the JAMS Streamlined (for claims under $250,000) or the JAMS Comprehensive (for claims over $250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure, at the Los Angeles office of JAMS, or its successor (“JAMS”) in effect at the time the request for arbitration is made (the “Arbitration Rules”). The arbitration shall be conducted in Los Angeles County before a single neutral arbitrator appointed in accordance with the Arbitration Rules in connection with a JAMS Streamlined Arbitration and in the event of a JAMS Comprehensive Arbitration, there shall be a tripartite panel of arbitrators, including one arbitrator with experience in matters of the entertainment industry and one arbitrator experienced in matters of the gaming industry. The arbitrator(s) shall follow [*] law and the Federal Rules of Evidence in adjudicating the Dispute. The Parties waive the right to seek punitive damages and the arbitrator shall have no authority to award such damages. The arbitrator(s) will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Unless the Parties agree otherwise, the neutral arbitrator(s) and the members of any appeal panel shall be former or retired judges or justices of any [*] federal court with experience in matters involving the entertainment industry and the gaming industry. If either Party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable) within thirty (30) days of such award being rendered, then the other Party may enforce the final award in any court of competent jurisdiction in [*] County. The Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, incurred in enforcing the award, to be paid by the Party against whom enforcement is ordered.

(b) Injunctive Relief: Notwithstanding the foregoing, either Party shall be entitled to seek injunctive relief (unless otherwise precluded by any other provision of this Agreement) in the state and federal courts of [*].

(c) Other Matters: Any Dispute or portion thereof, or any claim for a particular form of relief (not otherwise precluded by any other provision of this Agreement), that may not be arbitrated pursuant to applicable state or federal law may be heard only in a court of competent jurisdiction in [*].

L(10) Costs and Attorneys’ Fees. Should any action be brought with respect to the terms or conditions of this Agreement, the prevailing Party shall be entitled to recover all costs and expenses incurred in the prosecution and defense of that action, including reasonable attorneys’ fees, whether or not suit has been filed.

L(11) Interpretation of Agreement. Each Party has participated in the drafting and preparation of this Agreement, and this Agreement shall be construed as a whole according to the fair meaning and not for or against any Party.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

MANUFACTURERS REPRESENTATION AGREEMENT

WARNER BROS. CONSUMER PRODUCTS INC.

Business & Legal Affairs

4000 Warner Boulevard

Burbank, CA 91522

This letter will serve as notice to you that pursuant to the License Agreement dated                      between WARNER BROS. CONSUMER PRODUCTS INC. (“Licensor”) and                      (“Licensee”), we,                      (“Manufacturer”), have been engaged as the manufacturer for Licensee. In consideration of your authorizing the manufacture of                      (hereinafter called the (“Licensed Products”), whereby agree that:

1. We will not manufacture the Licensed Products for anyone but your Licensee;

2. We will not distribute the Licensed Products in any territory;

3. We will not manufacture more quantities of the Licensed Products than ordered by Licensee;

4. We will not authorize any other party to manufacture the Licensed Products for its account or the account of Licensee without the express written consent of Licensor;

5. We will ship the duly authorized quantities of the Licensed Products only to Licensee or its designee and only to the Territory of

6. We will not (unless Licensor otherwise provides its consent in writing) manufacture any merchandise utilizing any of the copyrighted materials and or trademark owned by Licensor, other than the Licensed Products;

7. We will permit Licensor or its designated representatives to inspect the activities and premises, production records, and invoices of the Manufacturer relevant to its manufacture and supply to Licensee, of copies of the Licensed Products;

8. We will not publish or cause the publication of reproductions of the Licensed Products in any publication or promotional material, nor advertise that we are authorized to manufacture Licensed Products; and

9. Whenever Licensee ceases to require the Manufacturer to manufacture the Licensed Products or if this subcontract supplier agreement expires or is terminated, the undersigned Manufacturer, unless otherwise advised by Licensor, will only utilize all molds, plates, engravings, or other devises used to reproduce the said copyrighted materials, and/or trademarks to the extent required to maintain and service those Licensed Products that have already been sold and for no other purpose;

This agreement is contingent upon Licensor written approval. Further, Licensor shall be entitled to invoke any remedy permitted by law for violation of this Agreement by the Manufacturer. Without limiting the foregoing, Licensee or Licensor shall have the right at the sole discretion of each, to terminate this subcontract supplier agreement on ten (10) days written notice to the Manufacturer.

It is understood that this engagement is on a royalty-free basis. We understand that our engagement as the Manufacturer for the Licensee is subject to your written approval. We request, therefore, that you sign in the space below, thereby showing your acceptance of our engagement as aforesaid.

Very truly yours,

By: Manufacturer

ACCEPTED AND AGREED:

By:

APPROVED:

WARNER BROS.CONSUMER PRODUCTS INC.

By: